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                                                                     EXHIBIT 5.2




                                  June 27, 2005



KB Home
10990 Wilshire Blvd.
Los Angeles, California 90024

        Re:     Registration Statement on Form S-3 (333-120458)
                -----------------------------------------------

Ladies and Gentlemen:

        We have acted as special counsel to (i) KB Home, a Delaware corporation (the "Company"), and (ii) KB Home Coastal Inc., a California corporation, KB Home Colorado Inc., a Colorado corporation, KB Home Greater Los Angeles Inc., a California corporation, KB Home Lone Star LP, a Texas limited partnership, KB Home Nevada Inc., a Nevada corporation, KB Home North Bay Inc., a California corporation, KB Home Phoenix Inc., an Arizona corporation, and KB Home South Bay Inc., a California corporation (collectively, the "Guarantors"), in connection with the Company's and the Guarantors' Registration Statement on Form S-3 (No. 333-120458) (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration of the offer and sale by the Company and the Guarantors from time to time of up to $1,050,000,000 maximum aggregate initial offering price of the securities listed therein.

        This opinion is intended to update the opinion we previously delivered in connection with the initial filing of the Registration Statement and is being delivered to you in connection with the proposed issuance of $150,000,000 aggregate principal amount of the Company's 6-1/4% Senior Notes due 2015 (the "Notes") offered pursuant to the Underwriting Agreement, dated June 21, 2005 (the "Underwriting Agreement"), among the Company, the Guarantors and Citigroup Global Markets Inc. The Notes and the Guarantees are to be issued pursuant to an Indenture, dated as of January 28, 2004, among the Company, the Guarantors and SunTrust Bank, as Trustee (the "Base Indenture"), a First Supplemental Indenture, dated as of January 28, 2004, among the Company, the Guarantors and SunTrust Bank, as Trustee (the "First Supplemental Indenture"), and a Second Supplemental Indenture, dated as of June 30, 2004, among the Company, the Guarantors and SunTrust Bank, as Trustee (the "Second Supplemental

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KB Home
June 27, 2005
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Indenture," and together with the Base Indenture and the First Supplemental
Indenture, the "Indenture"), and the Officers' Certificate and Guarantors' Officers' Certificate dated June 27, 2005 establishing the form and terms of the Notes.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.

        For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than persons signing on behalf of the Company or the Guarantors) and the due authorization, execution and delivery of all documents by the parties thereto (other than by the Company and the Guarantors). As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, the Guarantors and others.

        Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

        Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that when the Notes have been duly executed and authenticated as provided by the Indenture and shall have been delivered against payment therefor pursuant to the terms of the Underwriting Agreement, the Notes will constitute the valid and binding obligation of the Company and the Guarantees will constitute the valid and binding obligations of the Guarantors.

        We hereby confirm, based on the assumptions and subject to the qualifications and limitations set forth therein, that the statements in the section captioned "Material United States Federal Income Tax Considerations" in the Prospectus Supplement, dated June 21, 2005, relating to the offering of the Notes pursuant to the Registration Statement, to the extent that such statements constitute statements of law, reflect our opinion of the material federal income tax considerations discussed therein. No opinion is expressed on matters other than those specifically referred to herein.

        We hereby consent to the use of this opinion as Exhibit 5.2 and Exhibit
8.1 to the Registration Statement and to the reference to our name in the Registration Statement. In giving


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KB Home
June 27, 2005
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such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                               Very truly yours,


                                               /s/ MUNGER, TOLLES & OLSON LLP

                                               MUNGER, TOLLES & OLSON LLP